EXHIBIT 10.11.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN
MARTHA STEWART LIVING OMNIMEDIA, INC. AND
MARTHA STEWART DATED AS OF SEPTEMBER 17, 2004
     THIS FIRST AMENDMENT (this “Amendment”), dated as of December 23, 2008, between Martha Stewart Living Omnimedia, Inc. (the “Company”) and Martha Stewart (the “Founder”).
     WHEREAS, the Company and the Founder previously entered into an Employment Agreement, dated as of September 17, 2004 (the “Employment Agreement”); and
     WHEREAS, the Company and the Founder believe it is in the best interests of the parties to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to the terms of the Amendment as set forth herein; and
     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties hereby agree as follows:
     1. Compensation Upon Termination. Section 8(a) shall be amended by adding the clause “, subject in all respects to the application of Section 20(b) below” immediately following the first clause thereof and prior to the colon preceding clause (i).
     2. Section 409A. A new Section 20 shall be inserted immediately after Section 19 to read as follows:
“20. Section 409A. (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Founder is hereby advised to seek independent advice from her tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.
(b) If the Executive is deemed on the date of termination of her “separation from service” with the Company to be a “specified employee”, each within the meaning of Section 409A(a)(2)(B) of the Code, then with regard to any payment or the providing of any benefit under this Agreement, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Founder’s separation from service, or (ii) the date of the Founder’s death, if and to the extent such six-month delay is required to comply with Section 409A(a)(2)(B) of the Code. In such event, on or promptly after the first business day following the six-month-delay period, all payments delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c) If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).”
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Wenda Harris Millard
	Name:	Wenda Harris Millard
	Title:	Co-Chief Executive Officer

By:	/s/ Robin Marino
	Name:	Robin Marino
	Title:	Co-Chief Executive Officer

By:	/s/ Martha Stewart
	Name:	Martha Stewart

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